Exhibit 99.1

News Release CRESTWOOD EQUITY PARTNERS LP 811 Main Street, Suite 3400 Houston, TX 77002 www.crestwoodlp.com

Crestwood Announces Fourth Quarter 2020 Financial and Operating Results and Provides 2021 Guidance and Outlook

Accelerated producer activity and operational optimization drives strong 2020 results with full-year 2020 net loss of $15.3 million and Adjusted EBITDA1 of $580.3 million, a 10% increase over full-year 2019 and above the upper end of the revised guidance range

Fourth quarter outperformance driven by record volumes on the Arrow gathering system in the Bakken as producers accelerated new well connections into the fourth quarter driving strong utilization across Crestwood’s expanded infrastructure

2021E Adjusted EBITDA1 guidance range of $550 million to $610 million; 2021E growth capital program of $35 million to $45 million represents a 72% reduction year-over-year and positions Crestwood to generate meaningful free cash flow after distributions2

Continued commitment to ESG/Sustainability efforts in 2020 and new 2021 initiatives focused on further enhancing Crestwood’s culture of continuous improvement and advancing Crestwood’s midstream sector ESG leadership position across the industry

HOUSTON, TEXAS, February 23, 2021 – Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood”) reported today its financial and operating results for the three months ended December 31, 2020.

Fourth Quarter and Full-Year 2020 Highlights1

•	Fourth quarter 2020 net income of $27.8 million, compared to net income of $47.2 million in fourth quarter 2019; Full-year net loss of $15.3 million, compared to net income of $319.9 million in 2019

•

Fourth quarter 2020 Adjusted EBITDA of $165.1 million, compared to $149.0 million in the fourth quarter 2019; Full-year Adjusted EBITDA of $580.3 million, compared to $526.5 million in 2019, an increase of 10% year-over-year

•

Fourth quarter 2020 distributable cash flow (“DCF”) to common unitholders of $106.3 million; The fourth quarter 2020 coverage ratio was 2.3x; Full-year DCF of $361.2 million; The full-year coverage ratio was 2.0x

•

Ended 2020 with approximately $2.5 billion in total debt and a 4.0x leverage ratio; Crestwood has substantial liquidity available under its $1.25 billion revolver with $719 million drawn as of December 31, 2020

•

Fourth quarter 2020 cash distribution of $0.625 per common unit, or $2.50 per common unit on an annualized basis, flat quarter-over-quarter, paid on February 12, 2021, to unitholders of record as of February 5, 2021

Recent Developments and 2021 Capital Summary

•

On January 21, Crestwood closed on the previously announced issuance of $700 million 6.00% senior unsecured notes due 2029 extending its next significant senior note maturity date to 2025 and reducing interest expense by approximately $2 million annually

[1]	Defined as distributable cash flow attributable to common unitholders less growth capital expenditures and distributions to common unitholders
[2]	Please see non-GAAP reconciliation tables included at the end of the press release

-more-

NEWS RELEASE

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In February, Crestwood’s primary customer in the Powder River Basin, Chesapeake Energy (NYSE: CHK) (“Chesapeake”), exited bankruptcy; Crestwood and Chesapeake proactively reached mutually beneficial commercial agreements on both the Jackalope system in the Powder River Basin and with Stagecoach Gas Services (“Stagecoach”) in the Northeast Marcellus during the bankruptcy process

•

Crestwood continues to monitor legal proceedings on the Dakota Access Pipeline (“DAPL”) and remains well-positioned to manage crude oil volumes at Arrow and the COLT Hub through alternative pipelines, storage, and crude-by-rail services in the event of a temporary shut-down; Crestwood’s integrated asset footprint and market connectivity through diverse takeaway options positions Crestwood to mitigate any risks from a DAPL disruption and creates opportunities for further market share capture in the basin through increasing utilization and optimization of its rail loading, storage, and marketing services

•

Total 2021 capital investment includes $35 million to $45 million of growth capital focused on the expansion and enhancement of the Arrow produced water gathering system, optimization of the Arrow crude oil and natural gas gathering systems, and well connections in the Powder River Basin and Delaware Permian; and $20 million to $25 million of maintenance capital for asset integrity projects

Management Commentary

“Despite 2020 being one of the more challenging years our industry has ever faced, I am very proud of the performance of our team and assets here at Crestwood as we delivered Adjusted EBITDA of $580.3 million and Distributable Cash Flow of $361.2 million. These record annual results were both increases of more than 10% over 2019, well above consensus estimates and the highest levels we have reported in our ten year history despite the unprecedented volatility the industry experienced in the second and third quarters of 2020 due to the pandemic. Most importantly, in a year where most of our industry took a step backwards, we continued to move forward by enhancing our strategic and financial position with strong year-end leverage and coverage ratios of 4.0x and 2.0x, respectively. These results highlight the quality of Crestwood’s integrated asset portfolio and our team’s ability to manage customer relationships in a tough market, keep operating expenses low while delivering reliable services and execute our business plans through adversity,” commented Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood’s general partner. “Despite historic commodity price volatility throughout 2020, our gathering and processing segment bounced back in the second half of the year with new rig activity in the Bakken, Delaware Basin and Barnett shale driving increased volumes, which combined with stable contributions from our legacy gas assets, high utilization of our premier northeast storage and transportation infrastructure, and the expansion of our NGL logistics business, drove positive free cash flow after capital expenditures and distributions. These factors led to strong year-end exit rates and resulted in record fourth quarter 2020 performance for Crestwood, which positions the partnership with significant momentum as we begin 2021.”

Mr. Phillips continued, “Looking into 2021, we are increasingly optimistic that the recent improvements in commodity prices are reflective of constructive market fundamentals underpinned by increasing hydrocarbon demand as the vaccination rollout continues and economies begin to fully reopen. With that backdrop, Crestwood expects to generate 2021 Adjusted EBITDA of $550 million to $610 million, with the expectation that the upper end of that guidance range becomes increasingly likely as producers continue to increase activity in a prolonged $55 to $60 per barrel crude oil price environment. During 2021, we have a modest number of highly accretive capital projects to expand key gathering systems for new production under existing contracts. Based on this guidance range, Crestwood expects to generate between $90 million and $160 million in free cash flow after paying its current distribution, that we intend to allocate toward increasing financial flexibility with further debt reduction until we

NEWS RELEASE

achieve our long-term leverage ratio target between 3.5x and 4.0x. Based on our expected free cash flow generation, our strengthening balance sheet and financial flexibility, and our commitment to leading the MLP industry in sustainability initiatives, Crestwood is well-positioned to benefit from improving markets conditions and to maximize total returns for our unitholders in 2021.”

Fourth Quarter 2020 Segment Results

Gathering and Processing (G&P) segment EBITDA totaled $128.1 million in the fourth quarter 2020, an increase of 13%, compared to $112.9 million in the fourth quarter 2019. During the fourth quarter 2020, segment EBITDA increased primarily as a result of volume growth across the Arrow system in the Bakken as producers accelerated well connections and achieved higher initial production rates. Compared to the fourth quarter 2019, Arrow natural gas processing volumes increased 45%, natural gas gathering volumes increased 38%, water gathering volumes increased 21%, and oil gathering volumes increased 5%. In the fourth quarter 2020, Crestwood had producer rig activity in the Bakken, Delaware Permian and the Barnett shale as producers resumed drilling and completion activities in the backdrop of rising crude prices.

Storage and Transportation segment EBITDA totaled $14.7 million in the fourth quarter 2020, compared to $16.8 million in the fourth quarter 2019. Fourth quarter 2020 natural gas storage and transportation volumes averaged 2.2 Bcf/d, compared to 2.0 Bcf/d in the fourth quarter 2019. During the fourth quarter 2020, Stagecoach achieved record volumes on its transportation assets as producers continue to benefit from stronger dry gas economics that led to an increase in development capital to the region. These assets are also fully contracted for 2021. During the fourth quarter 2020, Stagecoach proactively entered into a new commercial agreement with Chesapeake as part of its bankruptcy process that was approved by the Federal Energy Regulatory Commission (FERC). This new agreement positions Chesapeake and Stagecoach to continue their strong working relationship in the Northeast Marcellus, which Chesapeake has highlighted as a core focus area going forward. At the Tres Palacios facility, Crestwood has continued to see an increased interest in storage from natural gas operators and LNG exporters in the Gulf Coast region, and recently completed a new interconnect with Kinder Morgan’s Permian Highway Pipeline that is expected to drive incremental producer volumes and producer interest in the facility. At the COLT Hub, fourth quarter 2020 rail loading volumes of 44 MBbls/d decreased compared to the fourth quarter 2019 due to reduced production in the Bakken over the course of 2020. Based on continued uncertainty around DAPL, the COLT Hub is beginning to benefit from increased contracts for take-or-pay services as producers begin to diversify take-aways options in the Bakken.

Marketing, Supply and Logistics (MS&L) segment EBITDA totaled $27.5 million in the fourth quarter 2020, compared to $19.3 million in the fourth quarter 2019. For full-year 2020, the MS&L segment generated EBITDA of $89.2 million, which includes nine months of contribution from the Plains All American (“Plains”) assets acquired in early April 2020. All periods exclude the non-cash change in fair value of commodity inventory-related derivative contracts. During the fourth quarter 2020, the NGL marketing and logistics business benefited from consistent demand as a result of on-going stay-at-home orders, slightly offset by more moderate than normal weather in October and November. In 2021, Crestwood estimates its NGL marketing and logistics business to grow year-over-year based on the full integration of the Plains assets, opportunities to capture additional market share, and consistent upstream and downstream demand.

Combined O&M and G&A expenses, net of non-cash unit-based compensation, in the fourth quarter 2020 were $45.7 million compared to $53.1 million in the fourth quarter 2019. The decrease in expenses in fourth quarter 2020 was due to Crestwood’s efforts during the second quarter of 2020 to permanently reduce costs.

NEWS RELEASE

Fourth Quarter 2020 Business Update and FY 2021 Outlook

Bakken Update

Arrow

During the fourth quarter 2020, the Arrow system averaged crude oil gathering volumes of 130 MBbls/d, a 21% increase over the third quarter of 2020, natural gas gathering volumes of 142 MMcf/d, 19% above the third quarter 2020, and produced water gathering volumes of 98 MBbls/d, 1% above the third quarter 2020. Stable commodity pricing during the quarter enabled producers to accelerate well connections originally scheduled for 2021 into the fourth quarter 2020 and resulted in the Arrow system achieving new gathering records on all three products during the quarter. During the fourth quarter 2020, producers on the Arrow system connected 21 three-product wells resulting in a total of 70 three-product well connections and 14 water-only well connections in 2020. At current strip pricing, Crestwood estimates there are approximately 500 to 600 three-product drilling locations and approximately 350 to 450 water-only drilling locations on the Arrow system. The Bear Den processing complex averaged volumes of 138 MMcf/d, an increase of 20% over the third quarter 2020. Volumes on the Arrow system continue to benefit from enhanced recovery methods that have driven average initial production rates as high as 10,000 Boe/d allowing Arrow producers to maintain stronger volumes with reduced drilling activity.

In 2021, Crestwood’s capital investments in the Bakken will remain focused on the enhancement and expansion of the produced water gathering system, ongoing natural gas and crude oil optimization projects to support producer development plans, and incremental system compression. Based on current producer forecasts, in a $45 to $50 per barrel crude oil price environment, Crestwood estimates 25 – 35 three-product well connects and 20 - 25 water-only well connects in 2021, and in a $60 per barrel crude oil price environment, estimates more than 45 three-product well connects, resulting in year-over-year growth in natural gas and produced water gathering volumes.

DAPL Update

Crestwood continues to actively monitor the legal proceedings on DAPL and remains well-positioned to manage its Bakken operations under any potential outcome for the pipeline. Over the past few months, Crestwood’s customers have mitigated their exposure to a DAPL shutdown by beginning to establish shipper history on other takeaway options, resulting in significant decrease in customer nominated Arrow redeliveries to DAPL despite overall volume growth on the Arrow system. Currently, in addition to DAPL, Arrow offers its customers connectivity to Kinder Morgan’s Hiland pipeline, Tesoro’s High Plains pipeline, and the True Companies’ Bridger Four Bears pipeline system, in addition to the COLT Hub and trucking takeaway. In total, Arrow has over 200 MBbls/d of takeaway capacity for customers, allowing it to competitively clear all of its producers’ product from the basin in the event operations on DAPL are temporarily suspended. Additionally, Crestwood has already begun to experience increased demand for crude-by-rail services at the COLT Hub facility which is the leading crude oil terminal in the Bakken with multiple pipeline connections, storage capacity of 1.2 MMBbls and rail loading capacity of 160 MBbls/d.

Powder River Basin Update

During the fourth quarter 2020, the Jackalope system averaged gathering volumes of 82 MMcf/d and processing volumes of 84 MMcf/d, increases of 14% and 18%, respectively, over the third quarter of 2020. During the fourth quarter 2020, Chesapeake continued to bring shut-in wells back online and had 90% of its wells flowing by the end of 2020. The remaining shut-in wells were brought back online in January 2021, driving an incremental increase in volumes through the system which is currently flowing approximately 110 - 115 MMcf/d. Crestwood connected 11 wells to the Jackalope system during 2020.

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In February 2021, Chesapeake emerged from bankruptcy as a relatively stronger E&P company with a new capital structure, lower operating expenses, and sufficient liquidity to support on-going operations. During the bankruptcy process, Crestwood proactively entered into new commercial agreements with Chesapeake in the Powder River Basin and Northeast Marcellus. Under the new commercial agreement in the Powder River Basin, Chesapeake is in the best position possible to successfully produce and develop its acreage with reduced fees in the short-term that mitigate shut-in risk, and incentivized rates that leverage recent capacity additions to support incremental development over the next few years. The new agreement protects Crestwood’s downside exposure with extended minimum volume commitments (MVCs), and provides upside to Crestwood with a higher long-term fee that generates NPV (net present value) positive economics with new development.

In 2021, Crestwood expects capital investments in the Powder River Basin to support new well connections across the Jackalope gathering system. Based on current producer forecasts, Crestwood expects 15 - 20 new wells to be connected to the Jackalope system in 2021 from the system’s primary producers providing incremental volumes and offsetting natural field decline.

Delaware Basin Update

During the fourth quarter 2020, 18 wells were connected to Crestwood’s Delaware Basin natural gas gathering systems, resulting in average volumes of 172 MMcf/d. Volumes decreased 7% compared to the third quarter 2020 due to frac protection and the new well connections coming later in the quarter and thus driving higher volumes to start 2021. During 2020, 47 wells were connected to the natural gas gathering systems driven by Royal Dutch Shell’s (“Shell”) development program on the Nautilus gathering system and activity by Concho Resources Inc. and Mewbourne Oil Company on the Willow Lake gathering system. Volumes on the recently constructed produced water infrastructure averaged 44 MBbl/d during the fourth quarter 2020, a decrease of 6% quarter-over-quarter, as the anchor producer re-used incremental barrels for fracking as a part of its development program during the quarter. Based on the producer’s current forecast, Crestwood expects average annual produced water volumes to materially increase in 2021.

In 2021, Crestwood expects growth capital in the Delaware Basin to include Nautilus and Willow Lake gathering system expansions and well connections. Based on current producer forecasts, Crestwood estimates 65 - 75 wells to be connected to the Delaware Basin gathering systems during 2021, driven by Shell’s three-rig program on acreage dedicated to the Nautilus system and various operators on the Willow Lake system.

Federal Land Exposure Update

Following the recent executive orders and actions by the Biden Administration, Crestwood continues to assess the impact to its business related to the temporary suspension of new leasing on federal lands. Based on the initial assessment, Crestwood believes that it is well-positioned to manage the orders made to date on its federal land exposure in the Bakken, Powder River and Delaware Basins. In the Bakken, the Arrow system is located on the Fort Berthold Indian Reservation and the Department of the Interior excluded tribal lands from its executive actions; thereby, allowing the Bureau of Indian Affairs (BIA) to continue issuing new permits, rights-of-way, and leases. In the Powder River Basin, Crestwood has minimal surface exposure to federal lands and does not expect any issues with obtaining incremental rights-of-way for additional gathering lines. Crestwood estimates approximately 55% - 60% of its primary producers’ mineral acreage is located on private lands and data from the BLM indicates there are approximately 330 federally approved drilling permits on the Jackalope system, allowing producers to develop new wells in the basin for the foreseeable future with limited impact from any regulatory limitations on federal lands. In New Mexico, the Willow Lake system is 86% on private land; therefore,

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Crestwood does not expect material issues gaining incremental rights-of-way. Additionally, the major producers on the Willow Lake system have been proactive in permitting wells located on federal lands prior to the Biden Administration taking office.

Barnett Shale Update

In the Barnett shale, there is currently one rig running on the Lake Arlington system and Crestwood expects an eight well pad to be connected in early second quarter 2021. Crestwood anticipates the incremental volumes from this activity to more than offset natural field decline for the year.

2021 Financial Guidance

Crestwood’s 2021 guidance reflects the general business update and outlook noted above, the most recent feedback from customers, and Crestwood’s current outlook on commodity prices. Given continued commodity price volatility resulting from the ongoing demand recovery from COVID-19, Crestwood has factored commodity price sensitivities into the guidance ranges provided below. The guidance range is generally estimated to reflect Crestwood’s business performance at an oil price environment of $45 to $50 per barrel on the low end of the range, up to approximately $60 per barrel at the upper end of the guidance range, taking into consideration the impact commodity price movements may have on Crestwood’s customers’ development plans, as well as the limited direct commodity price exposure Crestwood has under its percent of proceeds and marketing contracts. These projections are subject to risks and uncertainties as described in the “Forward-Looking Statements” section at the end of this release.

•	Net income of $85 million to $145 million

•	Adjusted EBITDA of $550 million to $610 million

•	Contribution by operating segment is set forth below:

$US millions	Adj. EBITDA Range
Operating Segment	Low		High
Gathering & Processing	$435	-	$485
Storage & Transportation	75	-	80
Marketing, Supply & Logistics	95	-	100
Less: Corporate G&A	(55)		(55)

FY 2021 Totals	$550	-	$610

•	Distributable cash flow available to common unitholders of $320 million to $380 million

•	Free cash flow after distributions of $90 million to $160 million

•	Full-year 2021 coverage ratio of 1.7x to 2.0x

•	Full-year 2021 leverage ratio between 3.75x and 4.25x

•	Growth project capital spending and joint venture contributions in the range of $35 million to $45 million

•	Maintenance capital spending in the range of $20 million to $25 million

NEWS RELEASE

Capitalization and Liquidity Update

Crestwood invested approximately $5.7 million in consolidated growth capital projects and joint venture contributions during the fourth quarter 2020 and approximately $143.8 million during full-year 2020, coming in at the low end of the revised guidance range. As of December 31, 2020, Crestwood had approximately $2.5 billion of debt outstanding, comprised of $1.787 billion of fixed-rate senior notes and $719 million outstanding under its $1.25 billion revolving credit facility, resulting in a leverage ratio of 4.0x.

On January 6, 2021, Crestwood priced an offering of $700 million 6% senior unsecured notes due 2029 and concurrently launched a tender offer for its existing $700 million 6.25% senior unsecured notes due 2023. Approximately 58% of the 2023 notes were validly tendered and Crestwood closed the offering and funded the tender settlement on January 21, 2021. Pro forma for the closing of the transactions, Crestwood has $2.1 million of senior notes outstanding and approximately $430 million drawn on its revolving credit facility. Crestwood expects to redeem the remaining 2023 senior notes when they become callable at par on April 1, 2021.

Crestwood expects growth capital for 2021 to be in a range of $35 million to $45 million, primarily focused on optimizations to the Arrow gathering system in the Bakken and well connects in the Delaware Permian and Powder River Basin. Crestwood expects to invest between $20 million to $25 million on maintenance capital projects for the year. Based on the current outlook, Crestwood expects to fund its total 2021 capital program with retained cash flow and to generate meaningful free cash flow after distributions.

Crestwood currently has 71.3 million preferred units outstanding (par value of $9.13 per unit) which pay a fixed-rate annual cash distribution of 9.25%, payable quarterly. The preferred units are listed on the New York Stock Exchange and trade under the ticker symbol CEQP-P.

Sustainability Program Update

Since 2018, Crestwood has been a leader in the midstream ESG space by advancing ESG initiatives both within the company and across the energy industry. Recent ESG/Sustainability achievements and milestones for Crestwood include,

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December 2020: Crestwood provided a leadership role with the EIC/GPA (Energy Infrastructure Council/Gas Processors Association) ESG working group, with Bob Phillips co-chairing the committee that developed the first ever ESG midstream reporting template.

•	December 2020: Crestwood joined ONE Future, a coalition of 32 natural gas companies working together to voluntarily reduce methane emissions across the natural gas value chain to 1% or less by 2025.

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January 2021: Crestwood was one of three midstream companies included in the 2021 Bloomberg Gender-Equality Index (GEI). The GEI brings transparency to gender-related practices and policies at publicly listed companies increasing the breadth of ESG data available to investors.

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January 2021: Crestwood received Wildlife Habitat Council certification of its Grassland Reclamation program on the Fort Berthold Indian Reservation in North Dakota, further highlighting its commitment to Biodiversity and Land Use. The Wildlife Habitat Council’s certification program is the only voluntary sustainability standard designed for broad-based biodiversity enhancements and conservation education activities on corporate lands.

•	February 2021: Frances Vallejo was appointed as the ninth member of the Board of Directors, bringing the number of independent directors to six and the number of women on the board to two.

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February 2021: Crestwood linked the reduction of its methane emissions intensity rate as well as its advancement of internal Diversity and Inclusion (D&I) initiatives to all-employee and executive compensation for 2021.

With the achievement of these significant ESG milestones and enhanced transparency, Crestwood’s ESG scores improved with the key ESG rating and ranking organizations, including recent upgrade by MSCI, improvement of its 2020 Sustainalytics score by 21% and its 2019 Bloomberg ESG score improved by 65%.

Mr. Phillips commented, “ESG is a fundamental part of how Crestwood conducts its business, and I am proud of the continued enhancements our company has made throughout 2020 and into 2021. As we continue to encourage enhanced transparency and disclosure within the energy industry, Crestwood was one of the first to complete and publish its performance metrics in the new EIC/GPA ESG reporting template this past December. Last month, Crestwood was honored to join Enbridge Inc. and TC Energy as the only three midstream companies included in the 2021 Bloomberg Gender-Equality Index which showcases the advancements our company has made in D&I over the past year and Crestwood has also taken another step to engrain these values into its culture by tying a portion of executive and all-employee compensation to our D&I initiatives.”

Mr. Phillips concluded, “Oil and gas will be an essential contributor to the transition to a lower carbon future and it is imperative that Crestwood, and the rest of our industry, addresses the dual challenge of meeting the world’s growing energy demand while also being mindful of the potential risks associated with climate change. Crestwood is pleased to join other natural gas companies as a part of ONE Future and will continue to reduce methane emissions across its assets through enhanced detection and repair practices and other methane emission reduction technologies.”

Crestwood remains on track to publish its third annual sustainability report in June 2021 in accordance with the Global Reporting Initiative (GRI) and the Sustainability Accounting Standards Board (SASB) Midstream Framework, and this year will incorporate additional disclosures through the Task Force on Climate-Related Financial Disclosures (TCFD).

For more information on Crestwood’s approach to sustainability, please visit https://esg.crestwoodlp.com.

Upcoming Conference Participation

Crestwood’s management will participate in the following upcoming virtual investor conferences. Prior to the start of each conference, new presentation materials may be posted to the Investors section of Crestwood’s website at www.crestwoodlp.com.

•	Barclays Midstream & Clean Infrastructure Corporate Access Day, February 24 – 25, 2021

•	J.P. Morgan Global High Yield & Leveraged Finance Conference, March 1 – 3, 2021

•	Morgan Stanley Global Energy & Power Conference, March 1 – 3, 2021

•	Truist Securities, Midstream & Alternative Energy Summit, March 25, 2021

NEWS RELEASE

2020 K-1 Tax Packages

Crestwood’s K-1 tax packages are expected to be made available online and mailed the week of March 15, 2021. Once available, K-1s can be found online at www.taxpackagesupport.com/CEQP for the common units or www.taxpackagesupport.com/CEQP_Preferred for the preferred units.

2020 Annual Report Form 10-K

Crestwood plans to file its annual report on Form 10-K with the Securities and Exchange Commission for the year ended December 31, 2020 on February 26, 2021. The 10-K report will be available to view, print or download on the Investors page of Crestwood’s website at www.crestwoodlp.com. Crestwood will also provide a printed copy of the annual report on Form 10-K, free of charge upon request. Such requests should be directed in writing via email to investorrelations@crestwoodlp.com or via mail to Investor Relations, 811 Main St., Suite 3400, Houston, TX 77002.

Earnings Conference Call Schedule

Management will host a conference call for investors and analysts of Crestwood today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) which will be broadcast live over the Internet. Investors will be able to connect to the webcast via the “Investors” page of Crestwood’s website at www.crestwoodlp.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call for 90 days.

Non-GAAP Financial Measures

Adjusted EBITDA, distributable cash flow and free cash flow are non-GAAP financial measures. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. The words “expects,” “believes,” “anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Crestwood believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could cause actual results to differ materially from those expressed in or implied from these forward-looking statements include the risks and uncertainties described in Crestwood’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made, and Crestwood assumes no obligation to update these forward-looking statements.

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns and operates midstream businesses in multiple shale resource plays across the United States.

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Crestwood Equity is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling and marketing of NGLs; gathering, storage, terminalling and marketing of crude oil; and gathering and disposal of produced water. Visit Crestwood Equity Partners LP at www.crestwoodlp.com; and to learn more about Crestwood’s sustainability efforts, please visit https://esg.crestwoodlp.com.

Source: Crestwood Equity Partners LP

Crestwood Equity Partners LP

Investor Contacts

Josh Wannarka, 713-380-3081

josh.wannarka@crestwoodlp.com

Senior Vice President, Investor Relations, ESG & Corporate Communications

Rhianna Disch, 713-380-3006

rhianna.disch@crestwoodlp.com

Director, Investor Relations

Sustainability and Media Contact

Joanne Howard, 832-519-2211

joanne.howard@crestwoodlp.com

Vice President, Sustainability and Corporate Communications

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NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Consolidated Statements of Operations

(in millions, except unit and per unit data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenues:
Gathering and processing	$156.8	$196.0	$631.4	$835.8
Storage and transportation	3.7	3.6	13.8	20.4
Marketing, supply and logistics	492.1	640.0	1,581.3	2,322.8
Related party	1.9	0.1	27.8	2.9

Total revenues	654.5	839.7	2,254.3	3,181.9
Costs of products/services sold	481.7	654.7	1,600.5	2,544.9

Operating expenses and other:
Operations and maintenance	31.6	39.5	131.8	138.8
General and administrative	27.5	19.0	91.5	103.4
Depreciation, amortization and accretion	59.5	55.2	237.4	195.8
(Gain) loss on long-lived assets, net	(0.1)	4.1	26.0	6.2
Goodwill impairment	—	—	80.3	—
Gain on acquisition	—	—	—	(209.4)

	118.5	117.8	567.0	234.8

Operating income	54.3	67.2	86.8	402.2
Earnings from unconsolidated affiliates, net	8.1	11.8	32.5	32.8
Interest and debt expense, net	(33.3)	(32.1)	(133.6)	(115.4)
Gain on modification/extinguishment of debt	0.1	—	0.1	—
Other income (expense), net	(0.9)	0.3	(0.7)	0.6

Income (loss) before income taxes	28.3	47.2	(14.9)	320.2
Provision for income taxes	(0.5)	—	(0.4)	(0.3)

Net income (loss)	27.8	47.2	(15.3)	319.9
Net income attributable to non-controlling partner	10.4	10.3	40.8	34.8

Net income (loss) attributable to Crestwood Equity Partners LP	$17.4	$36.9	$(56.1)	$285.1
Net income attributable to preferred units	15.1	15.1	60.1	60.1

Net income (loss) attributable to partners	$2.3	$21.8	$(116.2)	$225.0

Net income (loss) per limited partner unit:
Basic	$0.03	$0.30	$(1.59)	$3.11

Diluted	$0.03	$0.28	$(1.59)	$2.93

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CRESTWOOD EQUITY PARTNERS LP

Selected Balance Sheet Data

(in millions)

(unaudited)

	December 31,
	2020	2019
Cash	$14.0	$25.7

Outstanding debt:
Revolving Credit Facility	$719.0	$557.0
Senior Notes	1,787.2	1,800.0
Other	0.4	0.6

Subtotal	2,506.6	2,357.6
Less: deferred financing costs, net	22.6	29.1

Total debt	$2,484.0	$2,328.5

Partners’ capital
Total partners’ capital	$1,655.4	$1,932.8
Common units outstanding	74.0	72.3

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
EBITDA
Net income (loss)	$27.8	$47.2	$(15.3)	$319.9
Interest and debt expense, net	33.3	32.1	133.6	115.4
Gain on modification/extinguishment of debt	(0.1)	—	(0.1)	—
Provision for income taxes	0.5	—	0.4	0.3
Depreciation, amortization and accretion	59.5	55.2	237.4	195.8

EBITDA(a)	$121.0	$134.5	$356.0	$631.4
Significant items impacting EBITDA:
Unit-based compensation charges	13.4	5.4	30.7	47.0
(Gain) loss on long-lived assets, net	(0.1)	4.1	26.0	6.2
Goodwill impairment	—	—	80.3	—
Gain on acquisition	—	—	—	(209.4)
Earnings from unconsolidated affiliates, net	(8.1)	(11.8)	(32.5)	(32.8)
Adjusted EBITDA from unconsolidated affiliates, net	17.8	21.2	75.4	74.9
Change in fair value of commodity inventory-related derivative contracts	20.9	(4.2)	33.6	2.7
Significant transaction and environmental related costs and other items	0.2	(0.2)	10.8	6.5

Adjusted EBITDA(a)	$165.1	$149.0	$580.3	$526.5

Distributable Cash Flow(b)
Adjusted EBITDA(a)	$165.1	$149.0	$580.3	$526.5
Cash interest expense(c)	(31.7)	(33.6)	(129.9)	(123.7)
Maintenance capital expenditures(d)	(2.7)	(5.2)	(10.7)	(19.1)
Adjusted EBITDA from unconsolidated affiliates, net	(17.8)	(21.2)	(75.4)	(74.9)
Distributable cash flow from unconsolidated affiliates	15.9	20.0	70.4	69.6
PRB cash received in excess of recognized revenues(e)	2.4	4.9	24.1	17.8
Provision for income taxes	(0.5)	—	(0.4)	(0.3)

Distributable cash flow attributable to CEQP	130.7	113.9	458.4	395.9
Distributions to preferred	(15.1)	(15.1)	(60.1)	(60.1)
Distributions to Niobrara preferred	(9.3)	(9.2)	(37.1)	(30.9)

Distributable cash flow attributable to CEQP common	$106.3	$89.6	$361.2	$304.9

(a)

EBITDA is defined as income before income taxes, plus debt-related costs (interest and debt expense, net, and gain (loss) on modification/extinguishment of debt) and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains or losses on long-lived assets, gains on acquisitions, impairments of long-lived assets and goodwill, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, costs associated with the realignment and restructuring of our operations, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory to which these derivatives relate. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered alternatives to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

(b)

Distributable cash flow is defined as Adjusted EBITDA, adjusted for cash interest expense, maintenance capital expenditures, income taxes, the cash received from our Powder River Basin operations in excess of revenue recognized, and our proportionate share (based on the distribution percentage) of our unconsolidated affiliates’ distributable cash flow. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any

NEWS RELEASE

other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other companies.
(c)	Cash interest expense less amortization of deferred financing costs.
(d)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(e)	Cash received from customers of our Powder River Basin operations pursuant to certain contractual minimum revenue commitments in excess of related revenue recognized under FASB ASC 606.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
EBITDA
Net cash provided by operating activities	$112.8	$142.1	$408.1	$420.4
Net changes in operating assets and liabilities	(9.2)	(28.6)	(36.1)	(47.8)
Amortization of debt-related deferred costs	(1.6)	(1.6)	(6.5)	(6.2)
Interest and debt expense, net	33.3	32.1	133.6	115.4
Unit-based compensation charges	(13.4)	(5.4)	(30.7)	(47.0)
Gain (loss) on long-lived assets, net	0.1	(4.1)	(26.0)	(6.2)
Goodwill impairment	—	—	(80.3)	—
Gain on acquisition	—	—	—	209.4
Earnings from unconsolidated affiliates, net, adjusted for cash distributions received	(1.1)	—	(6.5)	(6.9)
Deferred income taxes	(0.5)	—	(0.1)	—
Provision for income taxes	0.5	—	0.4	0.3
Other non-cash expense	0.1	—	0.1	—

EBITDA(a)	$121.0	$134.5	$356.0	$631.4
Unit-based compensation charges	13.4	5.4	30.7	47.0
(Gain) loss on long-lived assets, net	(0.1)	4.1	26.0	6.2
Goodwill impairment	—	—	80.3	—
Gain on acquisition	—	—	—	(209.4)
Earnings from unconsolidated affiliates, net	(8.1)	(11.8)	(32.5)	(32.8)
Adjusted EBITDA from unconsolidated affiliates, net	17.8	21.2	75.4	74.9
Change in fair value of commodity inventory-related derivative contracts	20.9	(4.2)	33.6	2.7
Significant transaction and environmental related costs and other items	0.2	(0.2)	10.8	6.5

Adjusted EBITDA(a)	$165.1	$149.0	$580.3	$526.5

(a)

EBITDA is defined as income before income taxes, plus debt-related costs (interest and debt expense, net, and gain (loss) on modification/extinguishment of debt) and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains or losses on long-lived assets, gains on acquisitions, impairments of long-lived assets and goodwill, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, costs associated with the realignment and restructuring of our operations, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory to which these derivatives relate. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered alternatives to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Segment Data

(in millions)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Gathering and Processing
Revenues	$217.4	$259.2	$791.2	$1,010.8
Costs of product/services sold	68.7	115.1	261.5	526.1
Operations and maintenance expense	19.2	28.5	84.9	98.7
Loss on long-lived assets, net	(0.1)	(4.1)	(23.8)	(6.2)
Goodwill impairment	—	—	(80.3)	—
Gain on acquisition	—	—	—	209.4
Earnings (loss) from unconsolidated affiliates, net	(1.3)	1.4	(1.0)	(2.1)

EBITDA	$128.1	$112.9	$339.7	$587.1

Storage and Transportation
Revenues	$6.0	$7.5	$23.0	$34.6
Costs of product/services sold	(0.1)	0.1	0.2	0.2
Operations and maintenance expense	0.8	1.0	3.6	4.0
Earnings from unconsolidated affiliates, net	9.4	10.4	33.5	34.9

EBITDA	$14.7	$16.8	$52.7	$65.3

Marketing, Supply and Logistics
Revenues	$431.1	$573.0	$1,440.1	$2,136.5
Costs of product/services sold	413.1	539.5	1,338.8	2,018.6
Operations and maintenance expense	11.6	10.0	43.3	36.1
Gain (loss) on long-lived assets, net	0.2	—	(2.4)	(0.2)

EBITDA	$6.6	$23.5	$55.6	$81.6

Total Segment EBITDA	$149.4	$153.2	$448.0	$734.0
Corporate	(28.4)	(18.7)	(92.0)	(102.6)

EBITDA	$121.0	$134.5	$356.0	$631.4

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Operating Statistics

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Gathering and Processing
Gas gathering volumes (MMcf/d)
Bakken - Arrow	142.2	103.1	117.5	88.0
Marcellus	243.2	278.7	255.7	296.1
Barnett	213.1	238.4	221.6	247.9
Delaware (a)	172.3	209.5	194.3	181.6
Powder River Basin - Jackalope	82.4	154.2	99.7	145.3
Other	—	30.3	20.6	34.3

Total gas gathering volumes	853.2	1,014.2	909.4	993.2
Processing volumes (MMcf/d)
Bakken - Arrow	137.8	94.8	112.4	54.1
Powder River Basin - Jackalope	84.2	129.0	96.0	125.2
Other	137.5	199.8	141.6	170.8
Total processing volumes	359.5	423.6	350.0	350.1

Compression volumes (MMcf/d)	345.4	371.5	354.4	374.3
Arrow
Bakken - Crude oil gathering volumes (MBbls/d)	130.0	124.0	113.3	103.6
Bakken - Water gathering volumes (MBbls/d)	97.6	80.4	89.2	68.5
Delaware (a) - Water gathering volumes (MBbls/d)	43.6	—	34.0	—

Storage and Transportation
Northeast Storage - firm contracted capacity (Bcf) (a)	34.4	34.8	34.5	33.8
% of operational capacity contracted	99%	100%	99%	97%
Firm storage services (MMcf/d) (a)	188.2	169.5	179.3	210.6
Interruptible storage services (MMcf/d) (a)	—	29.0	0.5	21.9
Northeast Transportation - firm contracted capacity (MMcf/d) (a)	1,780.7	1,646.2	1,671.1	1,597.3
% of operational capacity contracted	97%	90%	91%	87%
Firm services (MMcf/d) (a)	1,676.6	1,491.4	1,523.2	1,402.0
Interruptible services (MMcf/d) (a)	15.3	6.9	18.7	11.7
Gulf Coast Storage - firm contracted capacity (Bcf) (a)	30.5	28.5	30.2	28.5
% of operational capacity contracted	79%	74%	79%	74%
Firm storage services (MMcf/d) (a)	282.3	272.0	293.5	319.4
Interruptible services (MMcf/d) (a)	58.4	45.2	62.8	55.9
COLT Hub
Rail loading (MBbls/d)	44.0	61.8	47.0	56.9
Outbound pipeline (MBbls/d) (b)	8.7	16.5	13.6	17.0

Marketing, Supply and Logistics
NGL volumes sold or processed (MBbls/d)	128.2	103.7	93.1	95.6
NGL volumes trucked (MBbls/d)	18.8	28.4	18.2	35.0

(a)	Represents 50% owned joint venture, operational data reported at 100%.
(b)	Represents only throughput leaving the terminal.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Full Year 2021 Adjusted EBITDA, Distributable Cash Flow and Free Cash Flow Guidance

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

Expected 2021 Range Low - High
Net Income Reconciliation
Net income	$85 - $145
Interest and debt expense, net (a)	150 - 155
Depreciation, amortization and accretion	235 - 240
Unit-based compensation charges	25 - 30
Earnings from unconsolidated affiliates	(30) - (35)
Adjusted EBITDA from unconsolidated affiliates	75 - 80

Adjusted EBITDA	$550 - $610

Cash interest expense (b)	(135) - (140)
Maintenance capital expenditures (c)	(20) - (25)
PRB cash received in excess of recognized revenues (d)	25 - 30
Adjusted EBITDA from unconsolidated affiliates	(75) - (80)
Distributable cash flow from unconsolidated affiliates	70 - 75
Cash distributions to preferred unitholders (e)	(100)

Distributable cash flow attributable to CEQP (f)	$320 - $380

Cash Flows from Operating Activities Reconciliation
Net cash provided by operating activities, net	$395 - $455
Interest and debt expense, net (a)	150 - 155
Adjusted EBITDA from unconsolidated affiliates	75 - 80
Earnings from unconsolidated affiliates	(30) - (35)
Amortization of debt-related deferred costs	(5) - (10)
Changes in operating assets and liabilities, net	(35) - (40)

Adjusted EBITDA	$550 - $610

Cash interest expense (b)	(135) - (140)
Maintenance capital expenditures (c)	(20) - (25)
PRB cash received in excess of recognized revenues (d)	25 - 30
Adjusted EBITDA from unconsolidated affiliates	(75) - (80)
Distributable cash flow from unconsolidated affiliates	70 - 75
Cash distributions to preferred unitholders (e)	(100)

Distributable cash flow attributable to CEQP (f)	$320 - $380

Less: Growth capital expenditures	35 - 45
Less: Distributions to common unitholders	185

Free cash flow after distributions(g)	$90 - $160

(a)	Includes gain (loss) on modification/extinguishment of debt, net
(b)	Cash interest expense less amortization of deferred financing costs.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)	Cash received from customers of our Powder River Basin operations pursuant to certain contractual minimum revenue commitments in excess of related revenue recognized under FASB ASC 606.
(e)	Includes cash distributions to preferred unitholders and Crestwood Niobrara preferred unitholders.
(f)

Distributable cash flow is defined as Adjusted EBITDA, adjusted for cash interest expense, maintenance capital expenditures, income taxes, the cash received from our Powder River Basin operations in excess of revenue recognized, and our proportionate share of our unconsolidated affiliates’ distributable cash flow. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders.

NEWS RELEASE

Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other companies.
(g)

Free cash flow after distributions is defined as distributable cash flow attributable to common unitholders less growth capital expenditures and distributions to common unitholders. Free cash flow after distributions should not be considered an alternative to cash flows from operating activities or any other measure of liquidity calculated in accordance with generally accepted accounting principles as those items are used to measure liquidity or the ability to service debt obligations. We believe that free cash flow after distributions provides additional information for evaluating our ability to generate cash flow after paying our distributions to common unitholders and paying for our growth capital expenditures.